Exhibit 10.73

AMENDMENT TO TERMS OF STOCK OPTION AGREEMENT

Amendment to terms of Stock Option Agreement regarding exercise of options following cessation of service:

The terms of the Stock Option Agreement relating to the grant to Dr. Moshe Nazarathy of a stock option to purchase up to 16,667 shares of the common stock of Path 1 Network Technologies Inc. (the “Company”) are hereby amended to provide that, following cessation of Dr. Nazarathy’s service to the Company (which cessation was effective September 1, 2004), Dr. Nazarathy may exercise, at any time on or prior to September 1, 2005, all Company stock options held by him at the time of such cessation of service.

September 4, 2004

AGREED

/S/ DR. MOSHE NAZARATHY	/S/ JOHN R. ZAVOLI,
Dr. Moshe Nazarathy	John R. Zavoli, on behalf of the Company’s Board of Directors